EXHIBIT 10.31

Appendix to the minutes of the Board of Director’s meeting of Vishay Capacitors NV

Terms & Conditions
regarding the appointment of Mr Vandoorn as Chief Technology Officer

Whereas:

Mr. Vandoorn has been working with Vishay Capacitors Belgium NV (hereinafter referred to as the “Company”) in various capacities and has been promoted Chief Technology Officer by decision of August 1st, 2011.

By resolution of the General Shareholders’ meeting of June 7, 2005, Mr Vandoorn has been appointed as director of the Company, which was Components Estate at the time.

By decision of the Board of Director’s meeting of June 30, 2008, Mr Johan Vandoorn has been appointed as director in charge of the daily management of the Company (hereinafter referred to as “Managing Director”) as from July 1, 2008.

Clause 1 – Description of office

Mr. Vandoorn is entrusted and accepts hereby the office of Chief Technology Officer for the group the Company is part of (the “Appointment”).

Mr. Vandoorn will exercise his appointed duties taking into account and in accordance with the relevant statutory provisions, the conditions and modalities as provided in the present Appendix, the articles of association of the Company and the internal agreements of the Company or any other subsidiary or related entity.

Throughout the period of his office, Mr. Vandoorn shall work exclusively towards achieving the Company’s as well as the Company’s affiliated companies’ business objectives and shall carry out his duties and responsibilities in an independent, proper, loyal and efficient manner and shall endeavour to promote the interests and reputation of the Company, its shareholders and any other subsidiary or related entity and not intentionally do anything which is harmful to them.

Mr. Vandoorn expressly agrees to continue his mandate of Managing Director of the Company, as well as any other non-remunerated mandate his has within the group the Company is part of, and recognises that in accordance with the applicable legal provisions, the mandate of Managing Director of the Company, as well as any other mandate, can be revoked at any time without Mr. Vandoorn being entitled to any indemnification.

Clause 2 – Duration

Subject to the provisions of clause 13 of this Appendix, Mr. Vandoorn shall perform the Appointment in a permanent and continuous manner, until his 65th birthday.

Clause 3 – Obligations and guarantees of Mr. Vandoorn

Mr. Vandoorn shall refrain from any acts whatsoever that may detract from his obligations flowing from this Appendix.

Mr. Vandoorn declares and vouches that there are no obstacles, of a contractual or other nature, to his accepting or performing the duties of Chief Technology Officer.

Clause 4 – Independency

Mr. Vandoorn will fulfil his duties without this creating any link of subordination between Mr. Vandoorn and the Company. Mr. Vandoorn shall enjoy complete freedom and independence in the performance of his duties towards the Company.

Mr. Vandoorn organises his work as he deems fit and according to his own insights with view to the proper performance of his office. This means that Mr. Vandoorn determines himself the circumstances and the terms under which he will acquit himself of his duties, concerning matters such as his working times, work methods and the resources he will use.

Mr. Vandoorn agrees to acquit himself of the tasks entrusted to him within a reasonable period of time.

Clause 5 – Competence of representation of Mr. Vandoorn in his capacity of Managing Director

Mr. Vandoorn, due to his mandate of Managing Director entrusted with the daily management of the Company, has the power, acting alone, to bind the Company towards third parties whenever acting with a view to perform the office of daily management for the Company, as defined by the legal provisions, the case law and the articles of association of the Company.

Clause 6 – Information

The Company agrees to provide Mr. Vandoorn with any information and data needed for Mr. Vandoorn to be able to carry out and comply with his appointed duties in a correct, complete and timely manner.

Mr. Vandoorn agrees to inform the Company of all and any such information, data and developments as may be relevant with a view to the Company’s trading activity and as he may become aware of in the course of or as a result of the performance of his tasks.

Notwithstanding the legal provisions, the Parties explicitly agree, to discuss the execution of the activities as described in this Appendix every moment one of both Parties considers it necessary.

Clause 7 – Fees and benefits

7.1
The fixed fee for the exercise of the office is determined at EUR 365,000.00 year (hereinafter referred to as the “Fixed Fee”), payable in arrears in twelve equal instalments of EUR 30,416.67. The Fixed Fee will be subject to a yearly review beginning in January, 2013.

7.2
Mr. Vandoorn is entitled to a monthly lump-sum representation allowance of EUR 300 per month according to the policy of the Company. The expenses reasonably incurred by Mr. Vandoorn in the performance of his office, and not covered by the lump-sum representation allowance, shall be reimbursed by the Company upon receipt of expenses vouchers.

7.3	The Fixed Fee and any refundable expenses shall be paid into the bank account number of Mr. Vandoorn. Payment shall occur before the end of the month during which the duties were carried out.

7.4
Mr. Vandoorn is eligible for a yearly bonus. Beginning with calendar year 2012, the maximum target bonus is 60% of the Fixed Fee. The bonus will be determined based on Vishay Intertechnology, Inc.’s (hereinafter referred to as “Vishay”) adjusted net earnings, free cash flow, fixed costs and corporate tax rate, and Mr. Vandoorn’s achievement of personal goals that will be communicated separately.

7.5	Mr. Vandoorn is entitled to a company car.

7.6
The Company has subscribed an individual pension commitment (“individuele pensioentoezegging”) for the benefit of Mr. Vandoorn, covering pension, death cover and disability. The premium that the Company will pay in this respect amounts to 24 % of the yearly fee as mentioned in article 7.1. On top, the Company will also pay the premium for the funding of additional death cover that will amount to 37% of the accrued old-age pension reserves under the individual pension commitment. Premium taxes are for the account of the Company and will be added to the aforementioned budget.

7.7.
(a) Commencing on January 1, 2012 and on each January 1 thereafter during the term of the Appointment, Vishay will grant Mr. Vandoorn an annual equity award under the Vishay Intertechnology 2007 Stock Incentive Program (or any successor plan or arrangement thereof) having a value approximately equal to 25% of the then effective Fixed Fee. Twenty-five percent (25%) of each such grant shall be in the form of time-vested restricted stock units (hereinafter referred to as “RSUs”) and 75% shall be in the form of performance-based restricted stock units (hereinafter referred to as “PBRSUs”). The fair market value of common stock as of January 1 of a year for purposes of determining the number of RSUs and PBRSUs to be granted shall be equal to the closing price of such stock on the New York Stock Exchange on the trading day immediately preceeding such January 1. Subject to clause 7.7(b), the RSUs and PBRSUs shall vest on January 1 of the third year following their grant, provided that, in the case of the PBRSUs, only to the extent the performance criteria applicable to the PBRSUs are realized.

(b) The RSUs shall immediately vest in full and the PBRSUs shall vest in accordance with their normal schedule and criteria upon:  (i) termination of the Appointment by the Company without cause; (ii) termination of the Appointment by Mr. Vandoorn for good reason; or (iii) the death or disability of Mr. Vandoorn.

(c) The RSUs and PBRSUs shall immediately vest in full upon Change in Control (as defined in the Vishay Intertechnology 2007 Stock Incentive Program (or any successor plan or arrangement thereof)).

(d) The RSUs and PBRSUs shall be forfeited upon termination of the Appointment by the Company with cause or termination of the Appointment by Mr. Vandoorn without good reason.

Clause 8 – Intellectual property

Subject to full applicability of the provisions of essential law, Mr. Vandoorn exclusively and finally transfers to the Company all and any intellectual property rights flowing from works, work delivered, creations, studies, research work, realisations in respect of inventions, and so on (referred to hereinafter as the “Work(s)”) that may come into being during the performance of the Appointment and that are part of the Company’s regular business activity, as from the moment they first exist, in their most complete state, i.e. prior to any forms or modes of operation thereof, for their entire protection period and so that the transfer applies all over the world.

It shall be the Company’s exclusive right to decide if and when operation of the Work takes place. Works that stay out of operation nevertheless remain its exclusive property. The Company has the exclusive right to fulfil the formalities needed to obtain effective protection of the Work, in law and in fact.

Clause 9 – Exclusivity

Mr. Vandoorn shall not accept any engagement or employment from any other Company or concern during the subsistence of this Appendix. He will not be entitled to become a partner (whether limited, general or silent) of any entity operating as a competitor to an entity of the group the Company is part of (the “Vishay Group”).

Clause 10 – Confidentiality

Mr. Vandoorn shall treat as confidential and shall not disclose to any third party any Confidential Information (as defined hereinafter) which he may obtain as a result of the exercise of his office during the course of this Appendix, except as necessary for performing the office or as required by law, regulation or order of a court or other authority having jurisdiction, provided, however, that Mr. Vandoorn under such obligation of disclosure shall promptly notify the Company.

For the purposes of this Appendix “Confidential Information” is defined as (i) this Agreement, its contents and its deliverables and (ii) any technical, commercial, financial or other information relating to the business and affairs of the Company, its associated companies or its businesses and to the business and affairs of the Company’s (potential) customers and clients which comes to Mr. Vandoorn’s attention or possession, and which the Company regards, or could reasonably be expected to regard as confidential, whether or not any such tangible information is marked “confidential”.

Mr. Vandoorn shall immediately notify the Company if he becomes aware of the possession, use or knowledge of any of the Confidential Information by any unauthorised person, whether during or after the term of the Agreement and shall provide such assistance as is reasonable to deal with such event.

Clause 11 – Delegation to third parties

The office of Mr. Vandoorn is granted intuitu personae. This means that Mr. Vandoorn may not (i) assign any or all of the rights and obligations flowing from this Appointment to any third parties and/or (ii) call upon third parties to exercise this Appointment – subject to full application, however, of Mr. Vandoorn’s right, in agreement with the articles of association of the Company, to grant restricted powers of attorney to third parties relating to specific or determined subject-matters.

Clause 12 – Documents

All correspondence, documentation and data, including copies belonging to or concerning the Company, which are at the disposal of Mr. Vandoorn as a result of the execution of this Agreement, remain the ownership of the Company and shall be returned to the latter immediately after termination, expiration or any other manner of ending of this Agreement. The mentioned correspondence, documentation and data shall not be utilised by Mr. Vandoorn for any purpose other than the purposes relating to this Agreement.

Clause 13 – Termination

Each of the Parties may terminate the Appointment (and therefore this Appendix) at any time on a period of notice. Mr. Vandoorn will observe a notice period of 18 months when he would terminate the Appointment. The Company will respect a notice period of 36 months.

All notices shall have to be notified to the other Party in writing and sent by registered mail.

Mr. Vandoorn shall continue to exercise the office and the Company shall continue to pay the fee, in accordance with the terms and conditions of this Appendix, up until the effective date of termination.

Unilateral termination of this Appendix by a Party without respect of the notice period, shall entitle the other Party to an indemnification equal to the fee as mentioned in article 7.1 that would have been due if the notice period as mentioned above had been respected.

The appointment (and therefore this Appendix) may be terminated immediately, for a serious shortcoming committed by one of the Parties, without prior warning and without any formal default notice having to be sent and subject to full application of the right to claim compensation.

Furthermore, any termination under this clause shall not preclude the Party not in default to claim the remedies provided for by law.

The indemnification payments are in lieu of, and not in addition to, any other severance arrangement maintained by the Company. Notwithstanding anything in the Appendix to the contrary, no indemnification or other compensation is payable if the Appointment ceases for any reason other than the Company’s termination of the Appointment without cause (so that no indemnification or other compensation is payable following termination for any other reason, including but not limited to for cause, resignation, disability, or death).  Furthermore, (i) Mr. Vandoorn will not be entitled to receive any such payments unless he has executed and delivered to the Company a release of all claims in the form prescribed by the Company and such release becomes irrevocable within 60 days following the date of termination, and (ii) Mr. Vandoorn will be entitled to receive such payments only so long as he has not breached the restrictive covenants herein.

During the term of the Appointment and until the first anniversary of the termination date, Mr. Vandoorn agrees that he will not, directly or indirectly, (i) own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, any business anywhere in the world that is engaged in any business activities to the extent Vishay or any subsidiary of Vishay is engaged in such activities or has significant plans to enter into such activities on the date of termination of the Appointment; (ii) solicit any customer of Vishay or its subsidiaries; hire or solicit for employment any person who within the preceding three (3) months was an officer, director or employee of Vishay or its subsidiaries, or encourage anyone to terminate employment with Vishay or its subsidiaries; seek to persuade any customer of Vishay or its subsidiaries to cease to do business or reduce business with Vishay or its subsidiaries; or (iii) interfere in any manner in the relationship of Vishay or its subsidiaries with any third person.

Mr. Vandoorn agrees that the restrictive covenants herein are reasonable in light of his responsibilities and undertaken in consideration of the benefits provided to him under the Appointment; and such restrictive covenants are reasonably necessary to protect the legitimate business interests of Vishay.  Mr. Vandoorn acknowledges that it is impossible to measure in money the damages that will accrue in the event he breaches any of the restrictive covenants contained in this agreement and that any such damages would be inadequate and insufficient.  Therefore, if Mr. Vandoorn breaches any restrictive covenant contained herein, Vishay shall be entitled to an injunction restraining him from violating such restrictive covenant.  If any of the restrictive covenants contained herein are judicially deemed to be unenforceable, Mr. Vandoorn agrees that the court shall revise the restrictive covenants to the extent required in order to render such restrictions enforceable.

Clause 14 – General provisions

Any negligence or delay on the part of the Company or Mr. Vandoorn in exercising a right or legal means provided for by this Appendix or provided for in the law shall not be seen as a waiver of said right or legal means. Any waivers of rights in respect of shortcomings in meeting the provisions of this Appendix have to be made in writing in order to be valid.

The Parties expressly agree that if one or more provisions of this Appendix should be declared null and void or inapplicable, this shall in no way affect the validity or enforceability of the other provisions included in the Appendix. The latter provisions will in that case remain in full effect.

The Parties agree to replace any provisions that have been declared null and void or inapplicable by new provisions or implementing measures that are designed so that the Parties’ original common intentions are realised as much as possible.

Clause 15 – Applicable law

It is provided that this Appendix is exclusively governed by and must be interpreted in accordance with the laws of Belgium.

Clause 16 – Past contracts and appendixes

Since there has already been a working relationship between Mr. Vandoorn and the Company, all past contracts and appendixes between the Company or other companies within the Vishay Group and Mr. Vandoorn shall be null and void. This Appendix is representing the sole basis for all agreements between the Company and Mr. Vandoorn. Any additional future arrangements have to be agreed upon in writing.

Signed in Selb on January 16, 2012.

Board of Directors of Vishay Capacitors Belgium NV
Hereby represented by

/s/Gerald Paul
Name: Dr. Gerald Paul

/s/Johan Vandoorn
Johan Vandoorn